Putnam Diversified Income Trust, March 31, 2014, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		72,062
Class B		 2,011
Class C   	20,844
Class M		 6,284

72DD2 (000s omitted)

Class R		   137
Class R5	     0
Class R6	   201
Class Y		45,113

73A1

Class A	    	  .222
Class B	    	  .192
Class C	    	  .192
Class M 	  .210

73A2

Class R	    	  .212
Class R5	  .194
Class R6 	  .195
Class Y	    	  .234

74U1	(000s omitted)

Class A	       361,230
Class B	        10,631
Class C	       120,539
Class M	        29,376

74U2	(000s omitted)

Class R		   704
Class R5	     1
Class R6	 1,738
Class Y	       224,802

74V1

Class A		  8.00
Class B		  7.93
Class C		  7.88
Class M		  7.88

74V2

Class R		  7.92
Class R5	  7.93
Class R6	  7.93
Class Y		  7.93


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.